FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 22, 2016

SECOND SIGHT MEDICAL PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

California
(State or Other Jurisdiction of Incorporation)

333-198073	02-0692322
(Commission File Number)	(IRS Employer Identification No.)

12744 San Fernando Road, Suite 400 Sylmar, California 91342
(Address of Principal Executive Offices)

(818) 833-5000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

First Coast Service Options, Inc. (FCSO), the Medicare Administrative Contractor (MAC) for Jurisdiction N (covering Florida, Puerto Rico, and the U.S. Virgin Islands), removed CPT 0100T (Placement of a subconjunctival retinal prosthesis receiver and pulse generator, and implantation of intra-ocular retinal electrode array, with vitrectomy) from the listing of codes in the Noncovered Services Local Coverage Determination (LCD) that are considered not medically necessary and therefore not covered. This development enables coverage of the Argus II implantation procedure for Medicare patients in Florida, Puerto Rico and the U.S. Virgin Islands. The Argus II implantation procedure must meet all regulatory requirements, including the medically reasonable and necessary threshold, to qualify for coverage.

Centers for Medicare & Medical Services (CMS), a federal agency that runs the Medicare program, relies on a network of Medicare Administrative Contractors, or MACs, to administer and process Medicare Fee-for-Service claims across 12 regions or jurisdictions within the United States. CMS also delegates the authority to MACs to make the coverage determinations for a given service, procedure or device in the absence of a national coverage policy.

Currently five Medicare jurisdictions, including CGS (Ohio and Kentucky), Palmetto GBA (Virginia, (excluding Part B for Arlington and Fairfax counties), West Virginia, North Carolina and South Carolina), NGS (J6 -- Minnesota, Illinois and Wisconsin), NGS (JK -- Connecticut, New York, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont) and FCSO (Florida, Puerto Rico and the U.S. Virgin Islands) provide coverage of the Argus II when medically necessary.

The Company continues to work with other MACs and payers to secure additional positive coverage policies for the Argus II.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2016

SECOND SIGHT MEDICAL PRODUCTS, INC.

/s/ Thomas B. Miller
By: Thomas B. Miller
Chief Financial Officer